EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-106407) of I/OMagic Corporation and subsidiaries of our report, dated March 4, 2004, except for the first paragraph of Note 18, as to which the date is March 9, 2004, the second paragraph of Note 18 as to which the date is March 15, 2004 and for the first and second paragraphs of note 10, as to which the date is March 31, 2004, appearing in this Annual Report on Form 10-K of I/OMagic Corporation and subsidiaries for the year ended December 31, 2003.

/s/    SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

April 14, 2004